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Consent of Independent Registered Public Accounting Firm
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The board and shareholders
RiverSource Market Advantage Series, Inc.
         RiverSource Portfolio Builder - Conservative Fund RiverSource Portfolio Builder - Moderate Conservative Fund RiverSource Portfolio Builder - Moderate Fund RiverSource Portfolio Builder - Moderate Aggressive Fund RiverSource Portfolio Builder - Aggressive Fund RiverSource Portfolio Builder - Total Equity Fund RiverSource Small Company Index Fund


We consent to the use of our reports and to the references to our Firm under the headings "Financial Highlights" in Part A and "Independent Registered Public Accounting Firm" in Part B of the Registration Statement incorporated herein by reference.





/s/ KPMG LLP
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    KPMG LLP


Minneapolis, Minnesota
November 14, 2006